EXHIBIT 99.1

AIRSPAN RESTATES CERTAIN 2004 FINANCIAL STATEMENTS TO ACCOUNT FOR NON-CASH ITEM IN SEPTEMBER 2004 PREFERRED SHARE ISSUANCE

BOCA RATON, FLA. - April 27, 2005.  Airspan Networks, Inc. (Nasdaq: AIRN), a leading worldwide provider of broadband wireless access networks, including WiMAX-standard systems, today announced that it has restated its consolidated balance sheets and consolidated statements of operations at and for the year ended December 31, 2004 reported in the Company’s Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”) and for the quarter ended October 3, 2004 reported in the Company’s Form 10-Q for the fiscal quarter ended October 3, 2004 (the “Form 10-Q”).

The restatements were required to correct the fact that the Company’s filings last year did not reflect a conversion feature in the Series A Preferred Stock issued in September 2004, which should have been accounted for as a non-cash benefit to certain shareholders in the calculations of earnings available to shareholders and loss/earnings per share.

The Company filed such restatements on April 27, 2005 with the Securities and Exchange Commission in amendments (the “Form 10-K/A” and “Form 10-Q/A”) to the Form 10-K and Form 10-Q.

More specifically, the Form 10-K/A and the restated financial statements reflect a correction for fiscal 2004 in the Company’s accounting treatment of its September 13, 2004 issuance of 73,000 shares of Series A Preferred Stock and a restatement of the Company’s 2004 earnings per share. The Form 10-K/A reflects a $10.4 million, non-cash, deemed dividend for an embedded conversion feature relating to the Series A Preferred Stock and the effect of the participating convertible securities on the computation of basic earnings per share in 2004.

The Form 10-Q/A and the restated financial statements reflect the change in the Company’s accounting and disclosure of the Series A Preferred Stock for the third quarter of 2004.

Management and the Company’s Audit Committee discussed these issues with the Company’s independent accounting firm, Ernst & Young, LLP, who concur with the decision to restate the consolidated financial statements.

Eric Stonestrom, Airspan’s president and chief executive officer, said: “The sale of the Series A Preferred Stock was a very important part of the funding strategy for our recently-launched WiMAX product portfolio. The discount to the market price we agreed to when we issued the stock was in step with similar deals done in the private equity markets, where such discounts are given in lieu of the incurrence of significant underwriting fees and expenses, and higher transaction costs and execution risk. The discount also included price appreciation that occurred on the day of the deal's announcement, due to positive market reaction to the funding event. The consolidated financial restatements do not reflect a change in the Company’s uses and sources of cash or a change in the Company’s losses from operations during 2004.”

Please see the Form 10-K/A and the Form 10-Q/A for more detailed information regarding the restatements.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP (VoIP), to both licensed and unlicensed operators around the world in frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong product evolution roadmap that includes offerings compliant with the new 802.16-2004 standard, and with built-in 802.16e capability. Airspan is on the Board and a founder member of the WiMAX Forum. The Company has deployments with more than 200 operators in more than 100 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment inquiries, contact:
Airspan Networks Inc:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8671
Email: paronstam@airspan.com
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